Exhibit 10.30

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Kim S. Brace

This First Amendment to Employment Agreement (“Amendment”) is made as of April 22, 2003, between PACIFIC NORTHWEST BANCORP and its subsidiary, PACIFIC NORTHWEST BANK (individually and collectively referred to as “Bank”) and KIM S. BRACE (“Executive”), who agree as follows:

1.         Extension.  Bank has requested Executive, and Executive has agreed to extend the term of her Employment Agreement with Bank dated as of June 15, 2001 (the “Employment Agreement”) for an additional two years to June 15, 2005.  The second sentence of Section 2 of the Employment Agreement is amended and revised to read as follows:

The term of this Agreement begins on June 16, 2001, and terminates on June 15, 2005 (“Term”).

2.         Health Care Insurance Coverage.  In addition to any severance or other payments due to Executive pursuant to the Employment Agreement, Bank shall pay all premiums for the continuation of health care coverage benefits to Executive and her covered spouse and dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to eighteen (18) months after the termination of Executive’s employment with Bank or its successor (including employment with any parent company or subsidiary under common control with Bank or its successor) other than a termination for Cause in the event that either: (a) a Change of Control (as defined in Bank’s Change of Control Agreements with certain other key executives) occurs and Executive does not continue to be employed by Bank or its successor (including employment with any parent company or subsidiary under common control with Bank or its successor) for more than thirty (30) months after the closing of the transaction, or (b) upon the retirement of Executive if, on the date of retirement, Executive is at least sixty (60) years of age and has been employed by Bank and/or its successor (including employment with any parent company or subsidiary under common control with Bank or its successor) for at least five (5) years.

3.         Except as expressly modified hereby, the terms and provisions of the Employment Agreement shall continue and remain in full force and effect.